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                                                        SEC FILE NUMBER

                                                            0-13470
                                                 ===============================
                                                         CUSIP NUMBER

                                                           630077105
                                                 -------------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check one): [ ] Form 10-K   [ ] Form 20-F    [X] Form 10-Q
             [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended:      July 3, 2004

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: _______________________________________________

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information  contained  herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

                            Nanometrics Incorporated
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Full Name of Registrant

                                      N/A
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Former Name if Applicable

                               1550 Buckeye Drive
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Address of Principal Executive Office (Street and Number)

                           Milpitas, California 95035
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed)

On June 18, 2004, Deloitte & Touche LLP ("Deloitte") notified Nanometrics Incorporated (the "Company") of its intent to resign as the Company's independent registered public accounting firm effective immediately upon completion of Deloitte's review of the Company's unaudited condensed consolidated interim financial statements to be included in the Company's Form 10-Q for the quarter ended July 3, 2004.

In connection with the Company's transition to a new accounting firm, the Company is in the process of finalizing, with the assistance of third party consultants, certain supporting calculations underlying the Company's financial statements. This process cannot be completed within the prescribed period.

The Company expects to file its Form 10-Q on or before the fifth calendar day following the prescribed due date.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Paul B. Nolan                 408                   435-9600
----------------------------------- ------------- ------------------------------
              (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is
     no, identify report(s).                                    Yes [X]  No [ ]

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof
                                                               Yes [ ]  No [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                            Nanometrics Incorporated
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      August 17, 2004                  By   /s/ Paul B. Nolan
     ----------------------------------       ----------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


---------------------------------- ATTENTION -----------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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